Exhibit 10.3

February 5, 2003

TO:

In accordance with Sections 7(a)(i) and 7(a)(ii) of the Corporation’s 2003 Directors Stock Plan, you have been granted today stock options to purchase 7,000 shares and 1,000 shares, respectively, of the Corporation’s Common Stock at a price per share of $     .     and on the other terms and conditions set forth in the attached Stock Option Terms and Conditions (together with this letter, the Stock Option Agreement).

Please confirm your acceptance of this grant, including the attached Stock Option Terms and Conditions, by signing one copy at the place indicated and returning it to the Corporation’s Office of the Secretary in the enclosed return envelope.

ROCKWELL AUTOMATION, INC.

William J. Calise, Jr.
Senior Vice President, General Counsel & Secretary

ACCEPTED AND AGREED TO:

Date:	, 2003

ROCKWELL AUTOMATION, INC.
2003 DIRECTORS STOCK PLAN
STOCK OPTION TERMS AND CONDITIONS

1.	DEFINITIONS

As used in these Stock Option Terms and Conditions, the following words and phrases shall have the respective meanings ascribed to them below unless the context in which any of them is used clearly indicates a contrary meaning:

(a)	Change of Control: Change of Control shall have the same meaning as such term has in Article III, Section 13(I)(1) of Rockwell Automation’s By-Laws.

(b)	Charles Schwab: Charles Schwab & Co., Inc., the Stock Option Administrator whom Rockwell Automation has engaged to administer and process all Option exercises.

(c)	Customer Service Center: Charles Schwab’s Customer Service Center that is used to facilitate Option transactions. Contact Charles Schwab at 877.804.3529.

(d)	Director: A member of the Board of Directors of Rockwell Automation.

(e)	Exercise Request and Attestation Form: The form attached as Exhibit 1 or any other form accepted by Charles Schwab in connection with the use of already-owned shares to pay all or part of the exercise price for the Option Shares to be purchased on exercise of any of the Options.

(f)	Notice of Exercise Form: The form attached as Exhibit 2 or any other form accepted by the Secretary of Rockwell Automation in his sole discretion.

(g)	Options: The stock option or stock options listed in the first paragraph of the letter dated February 5, 2003 to which these Stock Option Terms and Conditions are attached and which together with these Stock Option Terms and Conditions constitute the Stock Option Agreement.

(h)	Option Shares: The shares of Rockwell Automation Common Stock issuable or transferable on exercise of the Options.

(i)	Plan: Rockwell Automation, Inc. 2003 Directors Stock Plan, and as such Plan may be amended and in effect at the relevant time.

(j)	Rockwell Automation: Rockwell Automation, Inc., a Delaware corporation.

(k)	Schwab Option Center: Charles Schwab’s stock option management website which you can use to access your stock option account at www.schwab.com/optioncenter.

(l)	Shares: Shares of Rockwell Automation Common Stock.

(m)	Stock Option Agreement: These Stock Option Terms and Conditions together with the letter dated February 5, 2003 to which they are attached.

2.	WHEN OPTIONS MAY BE EXERCISED

The Options may be exercised, in whole or in part (but only for a whole number of shares), and at one time or from time to time, as to one-third (rounded to the nearest whole number) of the Option Shares during the period beginning on February 5, 2004 and ending on February 5, 2013, as to an additional one-third (rounded to the nearest whole number) of the Option Shares during the period beginning on February 5, 2005 and ending on February 5, 2013 and as to the balance of the Option Shares during the period beginning on February 5, 2006 and ending on February 5, 2013, and only during those periods, provided that:

(a)	if you die while a Director, your estate, any person who acquires the Options by bequest or inheritance, or any person to whom you have transferred the Options during your lifetime as permitted by Section 4 herein may exercise all the Options not theretofore exercised within (and only within) the period beginning on your date of death (even if you die before you have become entitled to exercise all or any part of the Options) and ending three years thereafter or on February 5, 2013, if earlier even if the Options were not exercisable at the date of death;

(b)	if you retire as a Director after reaching age 72 or before age 72 with at least 10 years of service as a Director, you (or if you die after your retirement date, your estate or any person who acquires the Options by bequest or inheritance) or any person to whom you have transferred the Options during your lifetime as permitted by Section 4 herein may thereafter exercise all the Options not theretofore exercised within (and only within) the period beginning on your retirement date (even if you retire before you have become entitled to exercise all or any part of the Options) and ending five years thereafter or on February 5, 2013, if earlier;

(c)	if your service as a Director terminates as a result of your disability or as a result of your resignation for reasons of the antitrust laws, compliance with Rockwell Automation’s conflict of interest policies or other circumstances that the Board determines not to be advised to the best interests of Rockwell Automation, you (or if you die after termination of your service as a Director, your estate or any person who acquires the Options by bequest or inheritance) or any person to whom you have transferred the Options during your lifetime as permitted by Section 4 herein, may thereafter exercise the Options not theretofore exercised within (and only within) the period beginning on your termination date and ending one year thereafter or on February 5, 2013, if earlier, even if the Options were not exercisable at such termination date;

(d)	if your service as a Director terminates for any other reason, the Options shall terminate forthwith on the date of termination of your service as a Director and shall not be exercised thereafter; and

provided, further, that notwithstanding any other provision of the Stock Option Agreement, if a Change of Control shall occur, then all Options then outstanding shall become fully exercisable whether or not otherwise then exercisable and shall be and remain exercisable for the applicable period hereinabove in this Section 2 provided.

3.	EXERCISE PROCEDURE

(a)	To exercise all or any part of the Options, you (or after your death, your estate or any person who has acquired the Options by bequest or inheritance) must submit a Notice of Exercise to Rockwell Automation’s Office of the Secretary (Attention: Stock Option Administration; facsimile number 414.212.5297) or by other means acceptable to the Secretary of Rockwell Automation, and then contact the Stock

Option Administrator, Charles Schwab, by using the Customer Service Center as follows:

(i)	contact the Customer Service Center by calling 877.804.3529, Monday through Friday, 9:00 a.m. to 9:00 p.m. Eastern Time and follow the instructions provided;

(ii)	confirm the Option transaction through the Customer Service Center;

(iii)	full payment of the exercise price for the Option Shares to be purchased on exercise of the Options may be made:

•	by check (wire) to your Charles Schwab account; or

•	in already-owned Shares; or

•	in a combination of check (wire) to your Charles Schwab account and Shares; or

•	by authorizing Charles Schwab or a third party approved by Rockwell Automation to sell the Shares (or a sufficient portion of the Shares) acquired upon exercise of the Option; and

(iv)	in the case of an exercise of the Options by any person other than you seeking to exercise the Options, such documents as Charles Schwab or the Secretary of Rockwell Automation shall require to establish to their satisfaction that the person seeking to exercise the Options is entitled to do so.

(b)	An exercise of the whole or any part of the Options shall be effective:

(i)	if you elect (or after your death, the person entitled to exercise the Options elects) to pay the exercise price for the Option Shares entirely by check (wire), (A) upon completion of your transaction by using the Customer Service Center and full payment of the exercise price and withholding taxes (if applicable) are received by Charles Schwab within three (3) business days following the exercise; and (B) receipt of any documents required pursuant to Section 3(a)(iv); and

(ii)	if you elect (or after your death, the person entitled to exercise the Options elects) to pay the exercise price of the Option Shares in Shares or in a combination of Shares and check (wire), (A) upon completion of your transaction by using the Customer Service Center and full payment of the exercise price (as defined in Section 3(d)) and withholding taxes (if applicable) are received by Charles Schwab within three (3) business days following the exercise; and (B) receipt of any documents required pursuant to Section 3(a)(iv).

(c)	If you choose (or after your death, the person entitled to exercise the Options chooses) to pay the exercise price for the Option Shares to be purchased on exercise of any of the Options entirely by check (wire), payment must be made by:

•	delivering to Charles Schwab a check (wire) in the full amount of the exercise price for those Option Shares; or

•	arranging with a stockbroker, bank or other financial institution to deliver to Charles Schwab full payment, by check or (if prior arrangements are made with Charles Schwab) by wire transfer, of the exercise price of those Option Shares.

In either event, in accordance with Section 3(e) herein, full payment of the exercise price for the Option Shares purchased must be made within three (3) business days after the exercise has been completed through the Customer Service Center.

(d)	(i)	If you choose (or after your death, the person entitled to exercise the Options chooses) to use already-owned Shares to pay all or part of the exercise price for the Option Shares to be purchased on exercise of any of the Options, you (or after your death, the person entitled to exercise the Options) must deliver to Charles Schwab an Exercise Request and Attestation Form and cash representing one share, per grant exercised, of Rockwell Automation Shares to settle the rounding of the exercise costs. To perform such a stock swap transaction or a partial swap transaction, the Exercise Request and Attestation Form must be submitted via fax 720.785.8874 by 4:00 p.m., Eastern Time on the date of exercise. Any questions concerning a stock swap transaction should be referred to 877.636.7551 (Stock Option Administration Group Hotline). The Exercise Request and Attestation Form must attest to your ownership of shares representing:

•	at least the number of Shares whose value, based on the Fair Market Value (as defined in the Plan) on the day you have exercised your Options through the Customer Service Center, equals the exercise price for the Option Shares; or

•	any lesser number of Shares you desire (or after your death, the person entitled to exercise the Options desires) to use to pay the exercise price for those Option Shares and a check in the amount of such exercise price less the value of the Shares to which you are attesting, based on their Fair Market Value on the day you have exercised your Options through the Customer Service Center.

(ii)	If you choose (or after your death, the person entitled to exercise the Options chooses) to use Shares acquired upon exercise of the Options to pay all or part of the exercise price for the remaining Option Shares to be purchased on exercise of any of the Options, you (or after your death, the person entitled to exercise the Options) must contact the Customer Service Center at 877.804.3529.

(iii)	Charles Schwab will advise you (or any other person who, being entitled to do so, exercises the Options) of the exact number of Shares, valued in accordance with Section 7(c) of the Plan at their Fair Market Value on the date of exercise, and any funds required to pay in full the exercise price for the Option Shares purchased. In accordance with Section 3(e), you (or such other person) must pay, by check, in Shares or in a combination of check and Shares, any balance required to pay in full the exercise price of the Option Shares purchased within three (3) business days after the exercise has been completed through the Customer Service Center.

(iv)	Notwithstanding any other provision of this Stock Option Agreement, the Secretary of Rockwell Automation may limit the number, frequency or volume of successive exercises of any of the Options in which payment is made, in whole or in part, by delivery of Shares pursuant to this subparagraph (d) to prevent unreasonable pyramiding of such exercises.

(e)	An exercise completed through the Customer Service Center, whether or not full payment of the exercise price for the Option Shares is received by Charles Schwab, shall constitute a binding contractual obligation by you (or the other person entitled to exercise the Options) to proceed with and conclude that exercise of the Options (but only so long as you continue, or the other person entitled to exercise the Options continues, to be entitled to exercise the Options on that date). By your acceptance of this Stock Option Agreement, you agree (for yourself and on behalf of any other person who becomes entitled to exercise the Options) to deliver or cause to be delivered to Charles Schwab any balance of the exercise price for the Option Shares to be purchased upon the exercise pursuant to the transaction conducted through the Customer Service Center required to pay in full the exercise price for those Option Shares, that payment being by check, wire transfer, in Shares or in a combination of check and Shares, on or before the later of the third business day after the date on which you complete the exercise through the Customer Service Center. If such payment is not made, you (for yourself and on behalf of any other person who becomes entitled to exercise the Options) authorize the Corporation, in its discretion, to set off against retainer payments or other amounts due or which may become due you (or the other person entitled to exercise the Options) any balance of the exercise price for those Option Shares remaining unpaid thereafter.

(f)	An Exercise Confirmation representing the number of Option Shares purchased will be issued the third business day (i) after Charles Schwab has received full payment therefor or (ii) at Rockwell Automation’s or Charles Schwab’s election in their sole discretion, after Rockwell Automation or Charles Schwab has received (x) full payment of the exercise price of those Option Shares and (y) any reimbursement in respect of withholding taxes due pursuant to Section 5 herein.

4.	TRANSFERABILITY

The Options are not transferable by you otherwise than (a) by will or by the laws of descent and distribution; or (b) by gift to your spouse or natural, adopted or step-children or grandchildren (Immediate Family Members) or to a trust for the benefit of one or more of your Immediate Family Members, or to a family charitable trust established by you or an Immediate Family Member; provided, however, that no transfer pursuant to this clause (b) shall be effective unless you have notified the Corporation’s Office of the Secretary (Attention: Stock Option Administration) in writing specifying the Option or Options transferred, the date of the gift and the name and Social Security or other Taxpayer Identification Number of the transferee. During your lifetime, only you are entitled to exercise the Options unless you have transferred any Option in accordance with this paragraph to a member of an Immediate Family Member or a trust for the benefit of one or more of your Immediate Family Members, in which case only that transferee (or the legal representative of the estate or the heirs or legatees of that transferee) shall be entitled to exercise that Option.

5.	WITHHOLDING

Rockwell Automation or Charles Schwab shall have the right, in connection with the exercise of the Options, in whole or in part, to deduct from any payment to be made by Rockwell Automation or Charles Schwab an amount equal to the taxes required to be withheld by law with respect to such exercise or to require you (or any other person entitled to exercise the Options) to pay to it an amount sufficient to provide for any such taxes so required to be withheld. By your acceptance of this Stock Option Agreement, you agree (for yourself and on behalf of any other person who becomes entitled to exercise the Options) that if Rockwell Automation or Charles Schwab elects to require you (or such other person) to remit an amount sufficient to pay such withholding taxes, you (or such other person) must remit that amount within three (3) business days after the completion of the Option exercise. If such payment is not made, Rockwell Automation, in its discretion, shall have the same right of set-off with respect to payment of the withholding taxes as provided under Section 3(e) with respect to payment of the exercise price for Option Shares.

6.	HEADINGS

The section headings contained in these Stock Option Terms and Conditions are solely for the purpose of reference, are not part of the agreement of the parties and shall in no way affect the meaning or interpretation of this Stock Option Agreement.

7.	REFERENCES

All references in these Stock Option Terms and Conditions to Sections, paragraphs, subparagraphs or clauses shall be deemed to be references to Sections, paragraphs, subparagraphs and clauses of these Stock Option Terms and Conditions unless otherwise specifically provided.

8.	ENTIRE AGREEMENT

This Stock Option Agreement and the Plan embody the entire agreement and understanding between Rockwell Automation and you with respect to the Options, and there are no representations, promises, covenants, agreements or understandings with respect to the Options other than those expressly set forth in this Stock Option Agreement and the Plan.

9.	APPLICABLE LAWS AND REGULATIONS

This Stock Option Agreement and Rockwell Automation’s obligation to issue Option Shares hereunder are subject to applicable laws and regulations.

EXHIBIT 1	Exercise Request and Attestation Form (for use with already-owned shares)

EXHIBIT 2	Notice of Exercise Form